Exhibit 10.29

Amended and Restated

Agreement of Contract of Purchase and Supply (“Agreement”)

Between

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, NY 12065 USA (“Seller”)

Represented by Dr. Stephan J DeLuca, CEO

And

Blitzstrom GmbH

Wadenbrunner Str. 10

97509 Kolitzheim Germany (“Buyer”)

Represented by Bernhard Beck, CEO

1. Preamble

The parties hereby enter into a second amended and restated general agreement for the purchase of Seller’s products utilizing DayStar CIGS semiconductor technology that can produce electricity if integrated into a PV system with standard balance of systems components and beyond that fulfill target sales market requirements. The products subject to this agreement are the following (the “product”):

1.1	Any monolithically integrated module that utilizes Daystar CIGS technology
1.2 Any other PV module product utilizing DayStar CIGS technology, including but not limited to the use of TerraFoil™ cells

The buyer agrees to support the Seller regarding the formation of the specifications of the “product”. Initial product specifications will be completed within 12 months.

The Buyer wishes to use the “product” for use in their photovoltaic systems or other product sales. The percentage of the Seller’s total manufacturing capacity for the “product” is not fixed and may vary from time to time, affecting the total quantities of Product available for sale during the period of this Agreement.

2. Quantity to be purchased

Blitzstrom shall purchase 50% of “product” that is produced solely by the seller on the seller’s manufacturing equipment, insofar as the volume does not exceed the volume laid out in Table 1, column 3 “Estimated DayStar Production Offered to Buyer”. Buyer shall also have the right, but not the obligation, to purchase up to 50% of any additional quantities of “product” produced that exceed those listed in Table 1 column 2 “Estimated Daystar production”.

Both the obligation and the right for “product” purchases shall transfer to any DayStar affiliates per the terms described in Section 8.

Available quantities for sale will be disclosed to Buyer on a quarterly basis (Quarterly Product Projection Meetings) beginning Q1 2008, and Buyer shall issue quarterly releases to purchase orders. Buyer agrees to purchase all available product in excess of 7% peak power efficiency as measured and documented by Seller.

Table 1

Year	“Estimated DayStar Production” in MWp	“Estimated DayStar Production Offered to Buyer” in MWp
2008	3.0	1.5
2009	30.0	15.0
2010	77.0	38.5
2011	150.0	75.0
Total	230.0	130.0

3. Delivery

Seller will invoice upon shipment of the product.

3.1 Delivery Conditions

Seller will provide monthly actual delivery quantities; Buyer shall take these quantities without separate purchase order. Details of delivery conditions will be further defined during the Quarterly Product Projection Meetings beginning Q1 2008, but shall be delivered DDP from DayStar production facility to destination specified by Buyer and generally adhere to Incoterms 2000, with specific terms to be determined.

4. Price

The price paid by Buyer for all “Products” through December 31, 2009 will be based on a five percent (5%) discount off of Fair Market Wholesale Value for comparable commercially available PV modules sold within the same target market segment. Where no direct comparable product exists, prices will be linearly prorated based on the square meter power efficiency for similarly rated products within that target market segment.

Fair Market Value (FMV) of comparable Silicon solar cell or other thin film modules, based on long term contract pricing will be agreed to in writing during Quarterly Product Projection meetings beginning Q1 2008. Failure to agree to FMV will be subject to the conditions listed in paragraph 4.2

4.1 Price Modification and Re-evaluation

For 2010-2011 Seller and Buyer shall in good faith negotiate further pricing by Buyer of Product. The parties agree to fix a price by mutual agreement for every six-month delivery period during the years 2010 and 2011 by the 1st of November each year, respectively, unless mutually agreed otherwise.

4.2 Failure to Modify Price

If no agreement on price is reached through the parties’ good faith efforts within a thirty day period from the Quarterly Product Projection meetings, and price and volume will result in net loss to either party as established by documented costs, then the parties shall renegotiate or, if necessary, terminate this Agreement by written notice. If this Agreement is terminated under these conditions the Seller agrees to continue sales for six months beyond their existing obligations or approximately 12 months from the last bi-annual meeting, whichever is sooner, at the prices and projected quantities last agreed upon for the previous six-month period, at which time this Agreement will terminate. Sale contracts between the Buyer and a customer signed before early termination of this agreement must be fulfilled by the seller at the last agreed upon price and conditions.

4.3 Most Favored Pricing

Seller hereby warrants that at no time will the Buyer be charged prices for the “product” under this Agreement that exceed the prices offered to any other customer on similar terms and conditions, except for a subsidiary, affiliate or successor of DayStar Technologies.

5. Performance Warranty

The trade goods to be warranted are Seller’s CIGS “Product” (as defined under “1.0 Preamble”) only. Seller warrants that the “product” will substantially conform to the Specifications provided at the time of sale, or alternative Specifications as mutually agreed to. Seller warrants that the Product does not infringe any U.S. patent, copyright, trade secret or other proprietary right of any third party.

The parties shall cooperatively form a mutually acceptable Warranty Statement and Procedure during the first Quarterly Product Projection Meeting beginning Q1 2008. The Warranty will conform to industry standards for similarly available commercial products for sale in the intended market segments. The Warranty will state appropriate limitations of liability and include both workmanship and long-term performance clauses, for the sale of all “product”.

The Warranty will be conditioned upon the proper storage, handling, transportation, and packaging per defined and mutually agreed to conditions, operation, use, repair and conformance with Product Manuals provided by Seller (included revisions thereto) and any reasonable recommendations of Seller.

6. Branding and Use of Product

The parties will agree upon the use of product, associated product marketing, and use of Daystar Branding during regular Quarterly Product Projection meetings

7. Terms of Payment

The purchase price (including DDP) shall be paid in U.S. Dollar by Buyer as follows: 30 days after receipt of invoice. Other methods of payment require an agreement 10 days before delivery.

8. Assignment

Neither party may assign, pledge or otherwise transfer its rights or delegate its duties or obligations under this Agreement without the prior written consent of the other Party. Daystar shall, however, assign or otherwise transfer its rights and delegate its duties or obligations under this Agreement with the consent of Blitzstrom, (a) to any wholly-owned affiliate or joint venture producing the products described herein, or (b) in connection with a sale or other transfer of all, or substantially all, of its assets, a merger, or the sale or other transfer of its assets to a third Party.

9. Nondisclosure

The Parties shall keep secret any and all confidential information and documents provided by the other party or of which they have otherwise obtained knowledge in connection with this Agreement, save for any information or documents that (a) is in a Party’s possession prior to disclosure or (b) is or becomes known to the public other than as a result of a breach of this Agreement, or (c) is already in the public domain. The Parties may disclose the Confidential Information to such of the Parties’ officers, directors, employees, agents, advisors, co-venturers, consultants and representatives or of any parent of, subsidiary of, or other entity controlled by or under common control with, the Parties (collectively, “Representatives”) who have a need to have access to such Confidential Information. Seller may disclose the general terms of this Agreement for purposes of NASDAQ and other US securities laws and the specific terms to its financial and legal advisors, or if required by law. Confidential information and documents shall be any information or document that is marked as “Confidential” or verbally communicated as such. The Parties duty of confidentiality shall continue for two years after termination of this Agreement. This section supercedes any previously executed non-disclosure agreement by and between the Parties.

10.	Final Clauses

A. Expenses, Materials, Supplies and Equipment. Unless otherwise specified by DayStar, all expenses, materials and supplies shall be furnished by each party at its sole cost, risk and expense.

B. Books and Records. The parties shall keep accurate books and records relating to the Agreement.

C. Maintenance of Insurance. The parties shall, obtain, and shall, if requested, provide evidence of the following or similar insurance coverage: (a) Commercial General Liability insurance—$1,000,000.00 per occurrence, including but not limited to products and completed operations liability, owner’s and contractor’s protective, blanket contractual liability, personal injury liability, broad form property damage.

D. Independent Contractor. Nothing contained in this Agreement shall be construed to constitute the parties as a partners, employees, or agents of each other, nor shall either party have any authority to bind the other in any respect. It is intended that each shall remain an independent contractor responsible for its own actions.

E. Compliance with Law. Each party represents and agrees that in performing under this Agreement, it will comply fully with all permits, laws and regulations.

F. Assignment. This Agreement or any project work hereunder shall not be assigned or subcontracted without the written consent of each party.

G. Notice. Any notice to be given hereunder by either party to the other shall be in writing addressed to the other party at the principal office address set forth above.

H. Arbitration/Choice of Law. Any claim or controversy arising out of or relating to this Agreement shall be resolved by binding arbitration in Albany, New York by a single arbitrator under the commercial rules of the American Arbitration Association then in effect, and judgment may be entered on the award by any court of competent jurisdiction. This Agreement and any controversy relating to this Agreement shall be governed by the laws of the State of New York, USA without regard to conflicts or choice of law principles. The controlling language of this Agreement and any disputes shall be English.

I. Validity. In the event that any part of this Agreement is held to be invalid or unenforceable, such part shall be stricken from this Agreement and the remainder of this Agreement shall remain in full force and effect. Additionally, the parties will negotiate to find a valid contract provision consistent with the overall understandings of the parties regarding this agreement.

J. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter and supersedes all prior and contemporaneous agreements, understandings, usages of trade and courses of dealing, whether written or oral. This Agreement may be signed in counterparts and may only be modified by a written agreement, signed by both parties.

By:	/s/ Bernhard Beck	By:	/s/ Stephan J. DeLuca
Name:	Bernhard Beck	Name:	Stephan J. DeLuca
Title:	CEO	Title:	CEO

Date:	05/11/2007	Date:	05/11/2007